Exhibit 23.1

Consent of Independent Certified Public Accountants

RAE Systems Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated January 28, 2003, relating to the consolidated financial statements of RAE Systems Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

San Jose, California

March 5, 2004